Exhibit 99.1
COMPOSITE
AGREEMENT OF LIMITED PARTNERSHIP
OF
RAMCO-GERSHENSON PROPERTIES, L.P.
As of May 6, 2009

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ii

iii

COMPOSITE
AGREEMENT OF LIMITED PARTNERSHIP
OF
RAMCO-GERSHENSON PROPERTIES, L.P.
     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement’) OF RAMCO-GERSHENSON PROPERTIES, L.P. (the “Partnership”), dated as of                                         , is entered into by and among Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Company”), and the Persons (as defined below) whose names are set forth on Exhibit A attached hereto (as it may be amended from time to time).
RECITALS:
     A. Ramco REIT, Inc., a Delaware corporation (“Ramco REIT”), as the original general partner, formed the Partnership pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware by filing a certificate of limited partnership on December 21, 1994 with the Secretary of State of the State of Delaware and entering into a limited partnership agreement dated as of December 21, 1994, as amended by the First Amendment to Limited Partnership Agreement dated as of April 15, 1996 (as amended, the “Original Partnership Agreement”).
     B. On May 10, 1996, Ramco REIT withdrew from the Partnership; the Company was appointed as the sole general partner of the Partnership; certain mergers occurred; certain parties were admitted as limited partners; and the Original Partnership Agreement was amended and restated pursuant to that certain Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P. dated as of May 10, 1996 (the “Amended and Restated Agreement”).
     C. The Amended and Restated Agreement was amended by the (i) First Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P. dated as of June 25, 1996; (ii) Second Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P. dated as of September 29, 1997; (iii) Third Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P. dated as of October 3, 1997; (iv) Fourth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P. dated as of October 8, 1997; (v) Fifth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of the 25th day of November, 1997, but effective as of October 14, 1997; (vi) Sixth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of December 19, 1997, but effective as of December 18, 1997; (vii) Seventh Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of December 31, 1997; (viii) Eighth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P. dated as of December 31, 1997; (ix) Ninth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P. made as of January 8, 1998, but effective as of January 1, 1997; (x) Tenth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson

Properties, L.P., dated as of September 4, 1998; (xi) Eleventh Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of September 4, 1998; (xii) Twelfth Amendment To Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of November 13, 1998; (xiii) Thirteenth Amendment To Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of December 31, 1998; (xiv) Fourteenth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of December 31, 1999; (xv) Fifteenth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of December 31, 2000; (xvi) Sixteenth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of December 31, 2000; (xvii) Seventeenth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of October 31, 2002; (xviii) Eighteenth Amendment to Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., dated as of November 12, 2002; (xix) Nineteenth Amendment to Amended and Restated Agreement of Limited Partnership dated as of July 1, 2004; (xx) Twentieth Amendment to Amended and Restated Agreement of Limited Partnership dated as of December 31, 2004; (xxi) Twenty-First Amendment to Amended and Restated Agreement of Limited Partnership dated as of December 31, 2005; (xxii) Twenty-Second Amendment to Amended and Restated Agreement of Limited Partnership dated as of December 31, 2006; and (xxiii) Twenty-Third Amendment to Amended and Restated Agreement of Limited Partnership dated as of December 31, 2007 (such Amended and Restated Agreement, as so amended, shall be referred to herein collectively as the “Partnership Agreement”).
     D. The Partners now desire to amend the Partnership Agreement by entering into this Agreement for the purpose of amending and restating the Partnership Agreement in its entirety.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:
ARTICLE I
DEFINED TERMS
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.
     “Accrued Preferred Return” means all accrued and compounded amounts distributable to a Preferred Limited Partner under Section 5.1 hereof, together with all accrued but not yet due amounts distributable to a Preferred Limited Partner.

     “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 hereof and who is shown as such on the books and records of the Partnership.
     “Adjusted Capital Account Deficit” means with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:
     (a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
     (b) debit to such Capital Account the items described in Sections 1.704l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.
     “Adjusted Contribution” means the Capital Contributions of any Partner reduced by the total distributions to such Partner from Capital Events. With respect to the Company, the Adjusted Contribution shall include the difference, if any, between gross proceeds from the future issuance of REIT Shares, if any, and the proceeds actually received by the Company.
     “Affiliate” means, (a) with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity.
     “Agreement” means this Second Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.
     “Assignee” means a Person to whom one or more OP Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.
     “Atlantic” shall have the meaning set forth in the definition of “Final Determination.”
     “Available Cash” means, with respect to the applicable period of measurement (i.e., any period beginning, on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation) the excess, if any, as of such date, of (a) the cross cash receipts of the Partnership for such period from all sources whatsoever, including, without limitation, the following:

     (i) all rents, revenues, income and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Entity in which the Partnership has an interest; (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancing of any property of the Partnership; (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership; (iv) all capital contributions or loans received by the Partnership from its Partners; (v) all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and (vi) the proceeds of liquidation of the Partnership’s property in accordance with this Agreement, over (b) the sum of:
     (ii) all operating costs and expenses, including costs relating to tenant improvements, brokerage expenses, taxes and other expenses of the Properties, of the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described below); (ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of property of the Partnership or the recovery of insurance or condemnation proceeds; (iii) all fees provided for under this Agreement; (iv) all debt service, including, principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership; (v) all capital contributions, advances, reimbursements or similar payments made to any Person in which the Partnership has an interest; (vi) all loans made by the Partnership in accordance with the terms of this Agreement; (vii) all reimbursements to the General Partner or its Affiliates during such period; and (viii) any new reserves or increases in reserves reasonably determined by the General Partner to be necessary for working capital, capital improvements, payments of periodic expenditures, debt service or other purposes for the Partnership or any Person in which the Partnership has an interest.
     Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.
     “Below Target Price Offer” has the meaning set forth in Section 13.9B(4) hereof.
     “Business Day” means a day on which both state and federally chartered banks in New York, New York are required to be open for general banking business.
     “Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

     (a) to each Partner’s Capital Account there shall be credited (i) such Partner’s Capital Contributions, provided, however, that solely for purposes of determining the Capital Account balance of the Company, the Capital Contribution which consists of cash shall be equal to $68 million and shall not be reduced by those expenses described in Section 3.2(e) of the Master Agreement, (ii) such Partner’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;
     (b) to each Partner’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B and (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any assets contributed by such Partner to the Partnership; and
     (c) in the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided that it does not have an adverse effect on the amounts distributable to any Partner pursuant to Article 13 hereof upon the dissolution of the Partnership.
     “Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.
     “Capital Event” means any Partnership transaction not in the ordinary course of its business including, without limitation, principal payments, prepayments, prepayment penalties, sales, exchanges, foreclosures or other dispositions of Property owned by the Partnership, recoveries of damage awards and insurance proceeds not used to rebuild (other than the receipt of contributions to the capital of the Partnership and business or rental interruption insurance proceeds not used to rebuild).

     “Certificate” means the Certificate of Limited Partnership relating to the Partnership filed on December 21, 1994 in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.
     “Code” means the Internal Revenue Code of 1986, as amended, and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Company” has the meaning set forth in the Preamble to this Agreement and includes (where applicable) the Company’s Subsidiaries.
     “Company Common Stock Record Day” means the record date fixed from time to time by the General Partner so as to determine the holders of its shares of beneficial interest for purposes of being entitled to receive the payments of any regular or special dividend on the shares of the beneficial interest of the General Partner.
     “Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.
     “Contemplated Transactions” means the transfer (via contribution, merger or otherwise) of certain assets of Ramco and its Affiliates and the Company and its Affiliates to the Partnership, amendments to Company’s Declaration of Trust and By-Laws, and the consummation and performance of all related agreements.
     “Continuing Trustees” means, as of any time, those trustees of the Company then in office who were trustees of the Company immediately prior to the closing of the Contemplated Transactions; provided, however, if at any time the number of Continuing Trustees is less than four, the remaining Continuing Trustees (by a majority vote) shall elect such number of trustees who are not employees of the Company, Ramco or their respective affiliates (the “Independent Trustees”) to become Continuing Trustees as may be necessary to cause the number of Continuing Trustees to equal four whereupon such Independent Trustee(s) shall be deemed Continuing Trustees for all purposes hereunder.
     “Contributed Property” means each property or other asset, other than the Initial Contributed Property, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner (including deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code).
     “Conversion Price” means the price per share of the General Partner’s Preferred Stock outstanding from time to time that may be converted into a share of the General Partner’s beneficial interest.
     “Deficiency Dividend” means the General Partner’s declaration and distribution of a deficiency dividend as provided in Section 860 of the Internal Revenue Code of 1986, as amended, for the General Partner’s taxable years ending December 31, 1991, 1992, 1993 and 1994.

     “Declaration of Trust” means the Declaration of Trust of the Company, as amended and restated from time to time.
     “Depreciation” means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph 1 of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided, further, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.
     “Effective Date” means the date of closing of the transactions contemplated by the Master Agreement.
     “Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative or association.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).
     “Exchange Act” has the meaning specified in Section 8.5A(1).
     “Exchange Factor” has the meaning set forth in the Exchange Rights Agreement.
     “Exchange Right” has the meaning set forth in the Exchange Rights Agreement.
     “Exchange Rights Agreement” has the meaning set forth in Section 8.6.
     “Final Determination” shall mean either (i) a decision, judgment, decree or other order by the United States Tax Court that the Company or Atlantic (as applicable), in its sole and absolute discretion, determines not to appeal or (ii) if there is a development in the law which occurs after the date of this Agreement which would cause either the Company or Atlantic Realty Trust, a Maryland real estate investment trust (“Atlantic”) (pursuant to the Tax Agreement dated as of May 10, 1996 by and between Atlantic and RPS (the “Tax Agreement”), based on the advice of independent tax counsel, to assess the impact of Company’s purchase of reverse repurchase obligations during 1994 on RPS’ REIT status significantly different from those set forth in the opinion of counsel to Company dated March 6, 1996, a settlement with the IRS that is approved by either the Company or Atlantic.

     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “General Partner” means the Company, in its capacity as the general partner of the Partnership, or its successors as general partner of the Partnership.
     “General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of OP Units.
     “Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;
     (b) if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:
     (i) a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest; or
     (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase of a Partnership Interest; or
     (iii) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;
     (c) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as reasonably determined by the General Partner as of the date of distribution; and
     (d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-

l(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).
At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.
     “Immediate Family” means, with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law and daughters-in-law or any trust solely for the benefit of any of the foregoing family members whose sole beneficiaries include the foregoing family members.
     “Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.
     “Indemnitee” means (i) any Person made a party to a proceeding by reason of (A) such Person’s status as (1) the General Partner, (2) a director, trustee or officer of the Partnership or the General Partner, or (3) a director, trustee or officer of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or (B) his or its liabilities, pursuant to a loan Guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the

Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.
     “Initial Contributed Property” means the property contributed to the Partnership pursuant to the terms of the Master Agreement.
     “IRS” shall mean the Internal Revenue Service of the United States.
     “Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.
     “Limited Partner” means the Company and any other Person named as a Limited Partner in Exhibit A, as such exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.
     “Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of OP Units.
     “Liquidating Event” has the meaning set forth in Section 13.1 hereof.
     “Liquidator” has the meaning set forth in Section 13.2 hereof.
     “Lock-Up Agreement” means that certain letter agreement by and between certain Limited Partners and the Company, the form of which is attached as Exhibit L to the Master Agreement.
     “Master Agreement” means the Amended and Restated Master Agreement, dated as of December 27, 1995, as amended by the First Amendment to Amended and Restated Master Agreement, dated as of March 19, 1996 (as amended, the “Master Agreement”) among the Company, Ramco, Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, Michael A. Ward U/T/A dated 2/22/77, as amended, the Partnership and each of the Ramco Contributing Parties set forth therein.
     “Negotiation Period” has the meaning set forth in Section 13.9B.(2) hereof.
     “Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit B; and (f) by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to Paragraphs 1 and 2 of Exhibit B.
     “Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.
     “Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
     “Offer Notice” has the meaning set forth in Section 13.9B.(l) hereof.
     “OP Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and 4.3. The number of OP Units outstanding and the Percentage Interests in the Partnership represented by such OP Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of OP Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the OP Units shall be uncertificated securities.
     “Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.
     “Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
     “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance the rules of Regulations Section 1.704-2(i)(2).
     “Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.
     “Partnership Agreement” means the original partnership agreement of the Partnership dated December 21, 1994, as amended.
     “Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Units.
     “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).
     “Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the Company for a distribution to its shareholders of some or all of its portion of such distribution.
     “Partnership Year” means the fiscal year of the Partnership, as set forth in Section 9.2 hereof.
     “Payment Date” means the date a Preferred Return is payable. At such time as any class of Preferred Units are issued, an amendment to the Partnership Agreement shall be prepared setting forth the Payment Date for such class.
     “Percentage Interest” means, as to a Partner, the fractional part of the Partnership Interests owned by such Partner and expressed as a percentage as specified in Exhibit A, as such Exhibit may be amended from time to time.
     “Permitted Partners” has the meaning set forth in subparagraph l(b) of Exhibit B.

     “Permitted Transferee” means any person to whom OP Units are Transferred in accordance with Section 11.3 of this Agreement.
     “Person” means an individual or Entity.
     “Precontribution Gain” has the meaning, set forth in subparagraph 3(c) of Exhibit B.
     “Preferred Limited Partners” means a Limited Partner that owns any Preferred Units as same may be outstanding from time to time. At such time as any class of Preferred Units are issued, an Amendment to the Partnership Agreement shall be prepared setting forth the name of the Preferred Limited Partners and the number of such class of Preferred Units then outstanding.
     “Preferred Return” means a cumulative quarterly amount per Preferred Unit (rounded to the nearest whole cent, and if no nearest whole cent, then rounded up to the whole cent) which amount, for each class of Preferred Units, shall be set forth in the Amendment to the Partnership Agreement prepared at the time the class of Preferred Units to which such Preferred Return relates are issued.
     “Preferred Units” means a fractional share equal to the total Capital Contributions of the Preferred Limited Partners divided by the Stated Value. The ownership of Preferred Units shall be evidenced by such form of Certificate for units as the General Partner adopts from time to time unless the General Partner determines that the Preferred Units shall be uncertificated securities. Preferred Units are Partnership Interests for all purposes of this Agreement.
     “Property” means any shopping center or retail property or other real estate project in which the Partnership directly or indirectly, acquires ownership of a fee or leasehold interest.
     “Properties” has the meaning set forth in Section 13.9B.(1) hereof.
     “Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.
     “Ramco” means Ramco-Gershenson, Inc., a Michigan corporation.
     “Ramco Offeree Acceptance Period” has the meaning set forth in Section 13.9B(l) hereof.
     “Ramco Principals” shall include Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, and Michael A. Ward, Trustee U/T/A dated 2/22/77, as amended.
     “Regulations” means the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “REIT” means a real estate investment trust as defined in Section 856 of the Code.

     “REIT Requirements” has the meaning set forth in Section 5.2.
     “REIT Share” means a share of beneficial interest of the Company, par value $.10 per share.
     “REIT Shares Amount” has the meaning set forth in the Exchange Rights Agreement.
     “Restricted Partner” has the meaning set forth in Section 1(b) of Exhibit B.
“RPS” means RPS Realty Trust, a Massachusetts business trust.
     “RPS Contribution Agreement” means each Asset Contribution Agreement entered into by RPS and the Company pursuant to which the RPS Properties were contributed to the Partnership.
     “RPS Properties” has the meaning set forth in the Master Agreement.
“Special Tax Liquidation” has the meaning set forth in section 13.9A hereof.
     “Stated Value” means a dollar amount for each Preferred Unit ascribed to each class of outstanding Preferred Units. The dollar amount ascribed to each such class shall be set forth in an Amendment to the Partnership Agreement at the time any Preferred Units are issued.
     “Stock Option Plans” means the Company’s 1996 Share Option Plan and any other plan adopted from time to time by the Company pursuant to which REIT Shares are issued, or options to acquire REIT Shares are granted, to employees or trustees of the Company, employees of the Partnership or employees of their respective Affiliates in consideration for services or future services.
     “Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.
     “Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.
     “Target Price” has the meaning set forth in Section 13.9B(l) hereof.
     “Tax Agreement” means the tax agreement dated May 10, 1996 by and between the General Partner and Atlantic Realty Trust.
     “Tax Items” has the meaning set forth in Section 3(A) of Exhibit B.
     “Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.
     “Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.
     Certain additional terms and phrases have the meanings set forth in Exhibit B.
ARTICLE 2
ORGANIZATIONAL MATTERS

Section 2.1	Continuation of Partnership and Appointment of New General Partner by Limited Partners; Admission of the Company as a Limited Partner
     A. The Limited Partners hereby agree to continue the Partnership under and pursuant to the Act and to appoint the Company as the General Partner of the Partnership, having a General Partner Interest as provided in Section 4.1, and the Company, as the General Partner, shall continue the business of the Partnership without dissolution. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.
     B. The General Partner and the Limited Partners hereby consent to the admission of the Company as a Limited Partner and, upon the execution of this Agreement by the Company in such capacity.
     C. The Company shall be the General Partner and a Limited Partner for all purposes hereof, including, but not limited to, Section 4.1 hereof.
     Section 2.2 Name
     The name of the Partnership shall continue to be Ramco-Gershenson Properties, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.”, “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may, upon 5 days prior written notice to the Limited Partners, change the name of the Partnership.
     Section 2.3 Registered Office and Agent; Principal Office
     The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of

Delaware is The Corporation Trust Company, 1029 Orange Street, Wilmington (New Castle County), Delaware 19801. The principal office of the Partnership shall be 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.
     Section 2.4 Power of Attorney
     A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
(1)	execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interest; and

(2)	execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.
     B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s OP Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.
     Section 2.5 Term
     The term of the Partnership shall commence on the date hereof and shall continue until December 31, 2094, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.
ARTICLE 3
PURPOSE
     Section 3.1 Purpose and Business
     The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including, without limitation, to engage in the following activities: to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with the Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire and construct additional Properties necessary or useful in connection with its business.
     Section 3.2 Powers
     The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership; provided, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the Company to continue to qualify as a REIT; (ii) could subject the Company to any additional taxes under Section 857 or Section 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the Company or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

ARTICLE 4
CAPITAL CONTRIBUTIONS
     Section 4.1 Capital Contributions of the Partners
     At the time of the execution of this Agreement, the Partners shall make the Capital Contributions contemplated by the Master Agreement as set forth in Exhibit A to this Agreement. The Partners shall own OP Units in the amounts set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional OP Units or similar events having an effect on any Partner’s Percentage Interest, including the admission of additional Limited Partners pursuant to Section 15.13 hereof. The Partners hereby acknowledge and agree that the Percentage Interests of the Partners following the mergers contemplated by Section 15.13 shall be set forth on the First Amendment to Exhibit A to this Agreement. The number of OP Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner Interest. Except as provided in Sections 4.2 and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.
     Section 4.2 Additional Funds; Restrictions on General Partner
     A. The sums of money required to finance the business and affairs of the Partnership shall be derived from the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership including, without limitation, distributions directly or indirectly received by the Partnership from any property partnership. In the event additional financing is needed from sources other than as set forth in the preceding sentence for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate, (i) cause the Partnership to issue additional Partnership Interests and admit additional limited partners to the Partnership in accordance with Section 4.3; (ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2B); (iii) cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis; (iv) make a loan or loans to the Partnership (subject to Section 4.2B); or (v) sell any assets or properties of the Partnership. In no event shall the Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit, of the Partnership.
     B. The General Partner shall not issue any debt securities, any preferred shares of beneficial interest or common shares of beneficial interest (including additional REIT Shares (other than (i) as payment of the REIT Shares Amount or (ii) in connection with the conversion or exchange of securities of the General Partner solely in conversion or exchange for other securities of the General Partner)), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, “Securities”), other than to all holders of REIT Shares, unless the General Partner shall (i) in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable); (ii) in the case of equity Securities senior or junior to the REIT Shares as to dividends and/or distributions on liquidation, contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership, interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Securities; and (iii) in the case of REIT Shares or other equity Securities on a parity with the REIT Shares as to dividends and distributions on liquidation, (including, without limitation, REIT Shares or other Securities issued upon exercise of options issued under the Stock Option Plans), contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional OP Units in consideration therefor equal to the product of (x) the number of shares REIT Shares or other equity Securities issued by the General Partner, multiplied by (y) a fraction the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.

Section 4.3	Issuance of Additional Partnership Interests; Admission of Additional Limited Partners
     In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefor) in the form of OP Units or other Partnership Interests senior or junior to the OP Units to any Persons at any time or from time to time, for consideration not less than the fair market value thereof (or the fair market value as of the date an option is granted) (as such fair market value is determined in the discretion of the General Partner’s Board of Trustees), and on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion, without any approval being required from any Limited Partner or any other Person; provided, however, that (i) such issuance does not effect a material adverse impact (as such material adverse impact is determined in the discretion of the General Partner’s Board of Trustees) on (A) the existing Limited Partners’ right to exercise the Exchange Rights pursuant to the Exchange Rights Agreement or (B) the economic effect upon the Limited Partners of the allocations set forth in Exhibit B (other than due to the issuance of OP Units or other interests in the Partnership as set forth in this Section 4.3) or Section 4.2B); (ii) such issuance does not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code, a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code); and (iii) such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Section 2510.3-101 of the regulations of the United States Department of Labor.

Subject to the limitations set forth in the preceding sentence, the General Partner may take such steps as it, in its reasonable discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership, including, without limitation, amending the Certificate, Exhibit A or any other provision of this Agreement.
     Section 4.4 Intentionally Omitted
     Section 4.5 Repurchase of REIT Shares; Excess Shares
     A. In the event that the Company shall elect to purchase from its shareholders REIT Shares for the purpose of deliverance such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company, any employee stock purchase plan adopted by the Company, or any other obligation or arrangement undertaken by the Company in the future, the purchase price paid by the Company for such REIT Shares and any other expenses incurred by the Company in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Company, subject to the condition that: (i) if such REIT Shares subsequently are to be sold by the Company, the Company shall pay to the Partnership any proceeds received by the Company for such REIT Shares (provided that an exchange of REIT Shares for OP Units pursuant to the Exchange Rights Agreement would not be considered a sale for such purposes); and (ii) if such REIT Shares are not re-transferred by the Company within 30 days after the purchase thereof, the Company, as General Partner, shall cause the Partnership to cancel a number of OP Units held by the Company, as a Limited Partner, equal to the product of (x) the number of such REIT Shares and (y) a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.
     B. In the event the General Partner purchases Excess Shares (as defined in the Declaration of Trust) pursuant to Article VII, Section 5 of the Declaration of Trust, the Partnership will purchase from the General Partner a number of OP Units equal to the product of (x) the number of Excess Shares purchased by the General Partner multiplied by (y) a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such purchase.
     Section 4.6 No Third Party Beneficiary
     No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.
     Section 4.7 No Interest, No Return
     No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

     Section 4.8 No Preemptive Rights
     Subject to any preemptive rights that may be granted pursuant to Section 4.3 hereof, no Person shall have any preemptive or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership; or (ii) issuance or sale of any OP Units or other Partnership Interests.
ARTICLE 5
DISTRIBUTIONS
     Section 5.1 Regular Distributions
     A. Except for distributions pursuant to Section 13.2 in connection with the dissolution and liquidation of the Partnership, and subject to the provisions of this Section 5.1, and Sections 5.3, 5.4 and 5.5, the General Partner shall cause the Partnership to distribute all Available Cash on each Payment Date to the Partners of record on a date selected by the General Partner which is not less than 10 nor more than 45 days before the Payment Date in accordance with the following: (i) first, to the Preferred Limited Partners, to the extent of their Preferred Return and any Accrued Preferred Return, pro rata, based on the ratio that the number of Preferred Units owned by each such Preferred Limited Partner bears to the number of Preferred Units owned by all of the Preferred Limited Partners, and (ii) the balance, if any, to the Partners in accordance with such Partners’ respective Percentage Interests; provided, however, that in no event may a Partner receive a distribution of Available Cash with respect to an OP Unit or Preferred Unit to the extent such Partner receives a dividend (with respect to the same period of time as to which the proposed distribution of Available Cash relates) with respect to a REIT Share for which such OP Unit or Preferred Unit has been exchanged. No record date may precede the close of business on the date such record date is selected by the General Partner.
     Section 5.2 Qualification as a REIT
     The General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the General Partner to pay shareholder distributions that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations (“REIT Requirements”), and (ii) avoid any federal income or excise tax liability of the General Partner, provided, however, the General Partner shall not be bound to comply with this covenant to the extent such distributions would (i) violate applicable Delaware law or (ii) contravene the terms of any notes, mortgages or other types of debt obligations which the Partnership may be subject to in conjunction with borrowed funds.
     Section 5.3 Withholding
     With respect to any withholding tax or other similar tax liability or obligations to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to any OP Unit, the Partnership shall have the right to withhold amounts of Available Cash distributable to such Partner or with respect to such OP Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5.
     Section 5.4 Additional Partnership Interests
     If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended by the General Partner, as necessary, to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit B.
     Section 5.5 Distributions Upon Liquidation
     Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.
ARTICLE 6
ALLOCATIONS
     The Net Income, Net Loss and other Partnership items shall be allocated pursuant to the provisions of Exhibit B.
ARTICLE 7
MANAGEMENT AND OPERATIONS OF BUSINESS
     Section 7.1 Management
     A. Except as otherwise expressly provided in this Agreement, including but not limited to Section 13.9, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner nor any Preferred Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners or the Preferred Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:
(1)	(a) the making of any expenditures, the lending or borrowing of money, including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Company (so long as the

Company qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain REIT status, (b) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (c) the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and (d) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(2)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including, the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity;

(4)	the use of the assets of the Partnership including, without limitation, cash on hand for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including without limitation, the financing of the conduct of the operations of the Company, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including without limitation, the Subsidiaries of the Partnership and/or the Company) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5)	the management, operation, expansion, development, construction, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(6)	the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)	the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8)	holding, managing, investing, and reinvesting cash and other assets of the Partnership;

(9)	the collection and receipt of revenues and income of the Partnership;

(10)	the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership, and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

(11)	the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

(12)	the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

(13)	the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(14)	the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(15)	the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(16)	the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(17)	the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(18)	the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(19)	the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing; and

(20)	the issuance of additional OP Units, as appropriate, as contemplated by the Master Agreement and/or in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof; and

(21)	The opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries.
     B. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.
     C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.
     D. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it; provided, that if the General Partner decides to refinance (directly or indirectly) any outstanding indebtedness of the Partnership, the General Partner shall use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences resulting therefrom to the Limited Partners. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.
     Section 7.2 Certificate of Limited Partnership
     The General Partner has filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.
     Section 7.3 Reimbursement of the General Partner
     A. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
     B. The General Partner, shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it in its name. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.
     Section 7.4 Outside Activities of the General Partner
     The General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition, development and disposition of Partnership Interests and the management of the business of the Partnership, and such activities as are incidental thereto. The General Partner and any Affiliates of the General Partner may

acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.
     Section 7.5 Contracts with Affiliates
     A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
     B. Except as provided in Section 7.4, the Partnership may Transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.
     C. Except as expressly permitted by this Agreement or otherwise contemplated by the Master Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.
     D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.
     E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a “right of first opportunity” or “right of first offer” arrangement, non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.
     Section 7.6 Indemnification
     A. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the Company as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such Indemnitee’s action constituted intentional acts or omissions constituting willful misconduct or fraud. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.
     B. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding.
     C. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.
     D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     E. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participant and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.
     F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     H. The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     Section 7.7 Liability of the General Partner
     A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its officers and directors shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith; provided, however, the foregoing shall not be deemed to exculpate the General Partner from any liability the General Partner may have under any RPS Contribution Agreement or the Master Agreement.
     B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the shareholders of the Company collectively, that the General Partner, subject to the provisions of Section 7.1D hereof, is under no obligation to consider the separate interest of the Limited Partners in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith. With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner shall have no duty to keep such indebtedness outstanding.
     C. Subject to its obligations and duties as General Partner set forth in Section 7.1A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
     D. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     Section 7.8 Limited Partners’ Right to Bring Derivative Lawsuits

     Any Limited Partner may bring an action on behalf of the Partnership, as permitted under the Act and the laws of the State of Delaware, to recover a judgment in favor of the Partnership if the Company has refused to bring the action or if an effort to cause the Company to bring the action is not likely to succeed.
     Section 7.9 Other Matters Concerning the General Partner
     A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
     B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.
     D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT; or (ii) to avoid the Company incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
     Section 7.10 Title to Partnership Assets
     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
     Section 7.11 Reliance by Third Parties
     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     Section 8.1 Limitation of Liability
     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act. Notwithstanding the preceding sentence, each Limited Partner shall have the right, but not the obligation, to guarantee a portion of indebtedness of the Partnership.
     Section 8.2 Management of Business
     No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
     Section 8.3 Outside Activities of Limited Partners
     Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner (other than the Company) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the Company) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.
     Section 8.4 Return of Capital
     Except pursuant to the Exchange Rights Agreement, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit B, or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.
     Section 8.5 Rights of Limited Partners Relating to the Partnership
     A. In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5B hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):
(1)	to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the Company pursuant to the Securities Exchange Act of 1934 (“Exchange Act”);

(2)	to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3)	to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4)	to obtain a copy of this Agreement and the Certificate and all amendments and/or restatements thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments and/or restatements thereto have been executed; and

(5)	to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.
     B. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secret or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.
     Section 8.6 Exchange Rights Agreement
     The Limited Partners have been granted the right, but not the obligation, to exchange all or a portion of their OP Units for REIT Shares on the terms and subject to the conditions and restrictions contained in that certain Exchange Rights Agreement among the General Partner and the Limited Partners (as amended from time to time, the “Exchange Rights Agreement”), the form of which is attached hereto as Exhibit D.
ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     Section 9.1 Records and Accounting
     The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5A and 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.
     Section 9.2 Fiscal Year
     The fiscal year of the Partnership shall be the calendar year.
     Section 9.3 Reports
     A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.
     B. As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter (except the last calendar quarter of each calendar year), the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.
ARTICLE 10
TAX MATTERS
     Section 10.1 Preparation of Tax Returns
     The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.
     Section 10.2 Tax Elections
     Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. Notwithstanding the above, in making any such tax election the General Partner shall take into account the tax consequences to the Limited Partners resulting from any such election. The General Partner shall make such tax elections on behalf of the Partnership as the Limited Partners holding a majority of the Percentage Interests of the Limited Partners (excluding Limited Partner Interests held by the Company) request, provided that the General Partner believes that such election is not adverse to the interests of the General Partner, including its interest in preserving its qualification as a REIT under the Code. The General Partner shall elect the “traditional method” of making Section 704(c) allocations pursuant to Regulations Section 1.704-3 with respect to property contributed pursuant to the Master Agreement. The General Partner shall have the right to seek to revoke any tax election it makes (other than the election to use the traditional method of making, the Section 704(c) allocations described in this Section 10.2), including, without limitation, the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.
     Section 10.3 Tax Matters Partner
     A. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, that such information is provided to the Partnership by the Limited Partners and the Assignees.
     B. The tax matters partner is authorized, but not required:
(1)	to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2)	in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4)	to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5)	to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

(6)	to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
     The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.
     C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
     Section 10.4 Organizational Expenses
     The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.
     Section 10.5 Withholding
     Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting, Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by any of Citibank, N.A., Morgan Guaranty Trust Company of New York and Chase Manhattan Bank, N.A., plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.
ARTICLE 11
TRANSFERS AND WITHDRAWALS
     Section 11.1 Transfer
     A. The term “Transfer,” when used in this Article 11 with respect to any Partnership Interest, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person, or which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, or which a Preferred Limited Partner purports to assign all or any part of its Preferred Units to another Person. The term “Transfer” when used in this Article 11 does not include any exchange of OP Units for REIT Shares pursuant to the Exchange Rights Agreement, nor any allowable conversion of Preferred Units, nor any allowable exchange of Preferred Units.
     B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

Section 11.2	Transfer of the Company’s General Partner Interest and Limited Partner Interest
     A. The Company may not Transfer any of its General Partner Interest or withdraw as General Partner, or Transfer any of its Limited Partner Interest, unless Limited Partners holding a majority of the Percentage Interests of the Limited Partners (other than Limited Partner Interests held by the Company) consent to such Transfer or withdrawal or such Transfer is to an entity which is wholly-owned by the Company and is a Qualified REIT Subsidiary under Section 856(i) of the Code.
     B. In the event the Company withdraws as General Partner in accordance with clause (A) above, the Company’s General Partner Interest shall immediately be converted into a Limited Partner Interest.
     Section 11.3 Limited Partners’ Rights to Transfer
A.	(1)	Subject to the provisions of Sections 11.3C, 11.3D and 11.4 and the restrictions included in the Lock-up Agreement, a Limited Partner (other than the Company) may, without the consent of the General Partner:
(a)	if such Limited Partner is a partnership, Transfer such Limited Partner’s OP Units to any partner of such Limited Partner;

(b)	transfer such Limited Partner’s OP Units to any other Limited Partner; and

(c)	pledge such Limited Partner’s OP Units to any financial institution as collateral for any loan with respect to which such Limited Partner is personally liable.
(2)	Subject to the provisions of Sections 11.3C., 11.3D. and 11.4, a Preferred Limited Partner may, without the consent of the General Partner:
(a)	if such Preferred Limited Partner is a partnership, Transfer such Preferred Limited Partner’s Preferred Units to any partner of such Preferred Limited Partner;

(b)	Transfer such Preferred Limited Partner’s Preferred Units to any other Preferred Limited Partner; and

(c)	pledge such Preferred Limited Partner’s Preferred Units to any financial institution as collateral for any loan with respect to which such Preferred Limited Partner is personally liable.
(3)	Subject to the provisions of Sections 11.3C, 11.3D and 11.4, (i) a Limited

Partner may Transfer any of such Limited Partner’s OP Units, other than in accordance with clause (1) above, and (ii) a Preferred Limited Partner may Transfer any of such Preferred Limited Partner’s Preferred Units, other than in accordance with clause (2) above, only with the prior written consent of the General Partner.
     B. If a Limited Partner or Preferred Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s or Preferred Limited Partner’s estate shall have all of the rights of a Limited Partner or Preferred Limited Partner, as the case may be, but not more rights than those enjoyed by other Limited Partners, or Preferred Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner or the Incapacitated Preferred Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner or a Preferred Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.
     C. The General Partner may prohibit any Transfer by a Limited Partner or Preferred Limited Partner of its OP Units or Preferred Units, as the case may be, if, in the opinion of legal counsel to the Partnership, such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership, the OP Units or the Preferred Units.
     D. No Transfer by a Limited Partner of its OP Units or by a Preferred Limited Partner of its Preferred Units, may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation; (ii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (iii) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (iv) such Transfer would subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; or (v) such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged.
     Section 11.4 Substituted Limited Partners
     A. Subject to clause D. below, each Limited Partner and each Preferred Limited Partner shall have the right to substitute a Permitted Transferee which receives OP Units or Preferred Units, as the case may be, pursuant to Section 11.3A(1) or 11.3A(2) as a Limited Partner or a Preferred Limited Partner in his place.
     B. The General Partner shall have the right to consent to the admission of a transferee who receives OP Units or Preferred Units pursuant to Section 11.3A(3), which consent may be given or withheld by the General Partner in its sole discretion. The General Partner’s failure or refusal to permit such transferee to become a Substituted Limited Partner or a Substituted Preferred Limited Partner, as the case may be, shall not give rise to any cause of action against the Partnership under this Agreement.
     C. A transferee who has been admitted as a Substituted Limited Partner or a Substituted Preferred Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner and a Preferred Limited Partner under this Agreement.
     D. No Permitted Transferee will be admitted as a Substituted Limited Partner, Substituted Preferred Limited Partner unless (i) such transferee has furnished to the General Partner (a) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and the Exchange Rights Agreement (to the extent applicable), including, without limitation, the power of attorney granted in Section 2.4 hereof and (b) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person’s admission as a Substituted Limited Partner or a Substituted Preferred Limited Partner, as the case may be, and (ii) in the case of a transferee who receives OP Units or Preferred Units in accordance with Section 11.3A(3), the General Partner has consented to such admission in accordance with Section 11.4B. Upon the admission of a Substituted Limited Partner, or a Substituted Preferred Limited Partner, as the case may be, the General Partner shall amend Exhibit A to reflect the name, address, number of OP Units or Preferred Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner or Preferred Limited Partner.
     Section 11.5 Assignees
     If the General Partner, in its sole absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner or Substituted Preferred Limited Partner, as described in Section 11.4B, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses and any other items, gain, loss deduction and credit of the Partnership attributable to the OP Units or the Preferred Units assigned to such transferee, but shall not be deemed to be a holder of OP Units or a Preferred Limited Partner in any matter presented to the Limited Partners and Preferred Limited Partners for a vote (such OP Units and Preferred Units being deemed to have been voted on such matter in the same proportion as all other OP Units and Preferred Units held by Limited Partners and Preferred Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such OP Units or Preferred Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner or Preferred Limited Partner desiring to make an assignment of OP Units or Preferred Units.
     Section 11.6 General Provisions

     A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s OP Units in accordance with this Article 11 or pursuant to an exchange of all of its OP Units pursuant to the Exchange Rights Agreement. No Preferred Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all such Preferred Limited Partner’s Preferred Units in accordance with this Article 11 or pursuant to any allowable conversion of all of its Preferred Units or pursuant to any allowable redemption of its Preferred Units, or pursuant to any allowable exchange of all of its Preferred Units for shares of the General Partner.
     B. Any Limited Partner who shall Transfer all of its OP Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all assignees of such OP Units as Substituted Limited Partners. Similarly, any Limited Partner who shall transfer all of its OP Units pursuant to an exchange of all of its OP Units pursuant to the Exchange Rights Agreement shall cease to be a Limited Partner. Any Preferred Limited Partner who shall Transfer all of its Preferred Units in a Transfer pursuant to this Article 11 shall cease to be a Preferred Limited Partner upon the admission of all assignees of such Preferred Units as a Substituted Preferred Limited Partner. Any Preferred Limited Partner who has all of its Preferred Units converted pursuant to any allowable conversion, or any Preferred Limited Partner who has its Preferred Units redeemed pursuant to any allowable redemption, or any Preferred Limited Partner who exchanges all of its Preferred Units for shares of the General Partner pursuant to any allowable exchange, shall cease to be a Preferred Limited Partner.
ARTICLE 12
ADMISSION OF PARTNERS
     Section 12.1 Admission of Successor General Partner
     A successor to all of the General Partner Interest pursuant to Section 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor in the same manner as provided for Additional Limited Partners in Section 12.2C hereof.
     Section 12.2 Admission of Additional Limited Partners
     A. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and the Exchange Rights Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.
     B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.
     C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such item for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.
     Section 12.3 Amendment of Agreement and Certificate of Limited Partnership
     For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.
ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION
     Section 13.1 Dissolution
     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. In the event of the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):
     A. The expiration of its term as provided in Section 2.5 hereof;

     B. An event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of any withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;
     C. Subject to Section l3.9, from and after the date of this Agreement through December 31, 2094, an election to dissolve the Partnership made by the General Partner, with the Consent of Limited Partners holding 85% or more of the Limited Partnership Interests (including Limited Partnership Interests held by the Company);
     D. On or after January 1, 2095, an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;
     E. Entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;
     F. The sale of all or substantially all of the assets and properties of the Partnership;
     G. A final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.
     Section 13.2 Winding Up
     A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding at least a majority of the Limited Partnership Interests (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of beneficial interest or other securities of the Company) shall be applied and distributed in the following order:
(1)	First to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2)	Second, to the Preferred Limited Partners, pro rata, in an amount equal to the sum of the Stated Value plus all Accrued Preferred Returns; provided, however, no distribution shall be made to the Preferred Limited Partners pursuant to this Section 13.2A(2) to the extent the Preferred Limited Partners have elected, prior to the termination of the Operating Partnership and the liquidation of its assets, to convert their Preferred Units into shares of beneficial interest of the General Partner;

(3)	Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(4)	Fourth, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(5)	The balance, if any, to the General Partner and Limited Partners to the extent of and in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.
The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.
     B. Notwithstanding the provisions of Section 13.2A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
     C. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:
(1)	Distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General

Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2)	Withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2A as soon as practicable.
     Section 13.3 No Obligation to Contribute Deficit
     If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.
     Section 13.4 Rights of Limited Partners
     Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.
     Section 13.5 Notice of Dissolution
     In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.
     Section 13.6 Termination of Partnership and Cancellation of Certificate of Limited Partnership
     Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

     Section 13.7 Reasonable Time for Winding-Up
     A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section l3.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.
     Section 13.8 Waiver of Partition
     Each Partner hereby waives any right to partition of the Partnership property.
     Section 13.9 Special Tax Liquidation
     A. Notwithstanding anything in this Agreement to the contrary, if as a result of Company’s purchase of reverse repurchase obligations during 1994, the Company, pursuant to a Final Determination, loses its ability to be taxed as a REIT under the Code, a majority of the Continuing Trustees shall have the right, on behalf of the General Partner, to elect, within one (1) year of such Final Determination, to cause the Partnership (subject to the approval of Company’s shareholders if required under applicable law and the right of first offer set forth in Section 13.9B below to sell or dispose of all the assets of the Partnership (which may be accomplished by merger, business combination, direct transfer or otherwise) and liquidate the Partnership and the Company (the “Special Tax Liquidation”); provided, however, the Continuing Trustees shall not have the right to cause a Special Tax Liquidation to occur if by reason of the Final Determination or by right (without any further action taken by the Company), the Company is entitled to elect to be treated as a real estate investment trust under the Code for the year immediately following the year in which such Final Determination occurs.
B.	(1)	If the Continuing Trustees determine to solicit, or cause to be solicited, proposals for the acquisition (whether by means of a sale of stock, exchange, consolidation, sale of assets or merger) of the Partnership’s properties (the “Properties”) pursuant to the Special Tax Liquidation provision set forth in Section 13.9A, the Continuing Trustees shall first give the Ramco Principals written notice (the “Offer Notice”) of such determination, which notice shall include a term sheet stating, among other material terms, the minimum sales price that the Continuing Trustees would entertain for the Properties (the “Target Price”). The Ramco Principals shall have the right for a period of 60 days following the delivery of the Offer Notice (the “Ramco Offeree Acceptance Period”) to accept the offer to purchase all but not less than all the Properties at the Target Price and upon the other terms provided with the Offer Notice. Notwithstanding the foregoing, if an Offer Notice is delivered the Ramco Principals shall have the right to purchase for cash the Company’s entire partnership interests in the Partnership at a price equal to the amount the Company would have been entitled to receive upon dissolution of the Partnership pursuant to the liquidation formula set forth in Section 13.2 if the Partnership had sold all the properties for cash at the Target Price.

(2)	The Ramco Principals shall, if they so desire, exercise their right of first offer by delivering to the Continuing Trustees written notice of their election prior to 5:00 p.m. New York City time on or before the last day of the Ramco Offeree Acceptance Period. Only a single Person controlled solely by one or more of the Ramco Principals shall be permitted to accept the offer set forth in the Offer Notice. The acceptance of the offer to purchase all of the Properties shall identify the committed source of financing for such purchase or provide evidence that the Person which is accepting the offer is able to effect the purchase. The Continuing Trustees shall, as soon as reasonably possible, negotiate in good faith a definitive acquisition agreement containing appropriate provisions customary for a transaction of the contemplated type; provided, however, that if the Continuing Trustees and the Person which is accepting the offer are unable to conclude the negotiation of such definitive agreement within forty-five (45) days of the deliver, of the acceptance of the offer (the “Negotiation Period”), the Continuing Trustees shall be free to resume their efforts to sell the Properties to other prospective buyers as provided in subsection (3) below.

(3)	If the Ramco Principals do not accept the offer included in the Offer Notice during the Ramco Offeree Acceptance Period, or the Continuing Trustees and the Person which is accepting the offer set forth in such Notice are unable to conclude negotiations of a definitive agreement during the Negotiation Period, the Continuing Trustees shall have the right for a period of one hundred and eighty (180) days thereafter to sell the Properties or, within such one hundred and eighty day period, to enter into a definitive agreement to sell such Properties within ninety (90) days of the date of such agreement for a sales price equal to or greater than the Target Price and upon terms that are not materially less favorable to the Partnership than the terms provided to the Ramco Principals in the Offer Notice.

(4)	If the Continuing Trustees receive a written offer for the Properties at any time during such one hundred and eighty day period which is acceptable to the Continuing Trustees but is less than the Target Price or upon terms materially less favorable to the Partnership than the terms provided to the Ramco Principals as set forth in the Offer Notice (the “Below Target Price Offer”), the Continuing Trustees shall promptly deliver a copy of such written offer to the Ramco Principals. During the thirty (30) day period following delivery of such written offer, a single Person controlled by one or more of the Ramco Principals shall have the right to accept the offer to purchase all, but not less than all, of the Properties on the terms reflected in the Below Target Price Offer. Notwithstanding the foregoing, if a Below Target Price Offer is delivered the Ramco Principals shall have the right to purchase for cash the Company’s entire partnership interests in the

Partnership at a price equal to the amount the Company would have been entitled to receive upon dissolution of the Partnership pursuant to the liquidation formula set forth in Section 13.2 if the Partnership had sold all the Properties for cash at the below Target Price Offer. The Person which has the right to accept such offer on behalf of the Ramco Principals shall, if it so desires, exercise such right by delivering to the Continuing Trustees written notice of its election prior to 5:00 p.m. New York City time on or before the final day of such additional thirty (30) day period and the Continuing Trustees and the Person which is accepting such offer shall then negotiate a definitive acquisition agreement in the manner contemplated by subsection (b) above. If (x) the Person entitled to accept such offer on behalf of the Ramco Principals does not elect to accept the offer to purchase the Properties on such terms within such 30-day period or the Continuing Trustees and the Person which has accepted such offer on behalf of the Ramco Principals are unable to conclude negotiations of a definitive agreement within forty-five (45) days of the date of the acceptance of the Below Target Price Offer or (y) if the Person entitled to accept such offer does not provide evidence of the committed source of financing for such purchase within thirty (30) days after such offer was accepted, the Continuing Trustees shall have one hundred and eighty (180) days to consummate the sale of the Properties at a price and upon terms that are not materially less favorable to the Partnership than the price and terms specified in the written offer delivered to Ramco Principals.

(5)	If a Person controlled by the Ramco Principals enters into a definitive agreement to purchase the Properties upon the terms set forth in the Offer Notice or the Below Target Price Offer (as the case may be) and fails to consummate the purchase of the Properties upon the terms set forth in such agreement, the Continuing Trustees (on behalf of the Partnership) shall, in addition to any other rights the Company or the Partnership may have at law or equity, have the option to sell the Properties free and clear of the right of first offer and price restriction set forth herein.

(6)	The right of first offer granted to the Ramco Principals herein shall immediately terminate if at any time one of the following events occurs: (a) the Ramco Principals collectively hold beneficially and of record less than 600,000 OP Units, (b) the OP Units held by the Ramco Principals are exchangeable into less than 10% of the outstanding Shares or (c) the Ramco Principals sell, exchange, transfer or dispose of more than 50% of the OP Units issued to them at Closing.

(7)	Except as expressly permitted in this section, the right of first offer granted to the Ramco Principals is not assignable to any Person.

     C. All actions taken by the Continuing Trustees as set forth in this Section 13.9 shall be deemed taken by them on behalf of the General Partner. Each Partner expressly consents to any action taken by the Continuing Trustees pursuant to this Section 13.9.
ARTICLE 14
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS
     Section 14.1 Amendments
     A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners (other than the Company) holding in the aggregate 25 percent or more of the Partnership Interests. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as provided in Section 13.1C, 14.1B, 14.1C or 14.1D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Limited Partners holding 85% or more of the Percentage Interests of the Limited Partners (including Limited Partner Interests held by the Company).
     B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:
(1)	To add to the obligations of the General Partner or surrender any right or power warranted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2)	To reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(3)	To set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.3 hereof;

(4)	To reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement and

(5)	To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.
The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1B is taken.
     C. Notwithstanding Section 14.1A and 14.1B hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partner Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter rights of the Partner to receive distributions pursuant to Article 5 or Article 13, or the allocations specified in Article 6 (except as permitted pursuant to Article IV and Section 14.1B(3) hereof; (iv) cause the termination of the Partnership prior to the time set forth in Section 2.5 or 13.1; or (v) amend this Section 14.1C. Further, no amendment may alter the restrictions on the General Partner’s authority set forth in Section 13.1C without the Consent specified in that section.
     D. Notwithstanding Section 14.1A or Section 14.1B hereof, the General Partner shall not amend Section 4.3, 7.4, 7.5, 11.2 or 14.2 without the Consent of Limited Partners holding a majority of the Percentage Interests of the Limited Partners, excluding Limited Partner Interests held by the General Partner.
     Section 14.2 Meetings of the Partners
     A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners (other than the Company) holding 25 percent or more of the Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of the Limited Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.1A hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Partners (including Limited Partnership Interests held by the Company) shall control.
     B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

     C. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including, waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy.
     D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Meetings of Partners may be conducted in the same manner as meetings of the shareholders of the Company and may be held at the same time, and as part of, meetings of the shareholders of the Company.
ARTICLE 15
GENERAL AND MISCELLANEOUS PROVISIONS
     Section 15.1 Addresses and Notice
     Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.
     Section 15.2 Titles and Captions
     All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
     Section 15.3 Pronouns and Plurals
     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     Section 15.4 Further Action
     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     Section 15.5 Binding Effect
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     Section 15.6 Creditors
     Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
     Section 15.7 Waiver
     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     Section 15.8 Counterparts
     This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
     Section 15.9 Applicable Law
     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
     Section 15.10 Invalidity of Provisions
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 15.11 Entire Agreement
     This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.
     Section 15.12 Guaranty by the Company
     The Company, for so long as it remains the sole General Partner of the Partnership, unconditionally and irrevocably guarantees to the Limited Partners the performance by the

General Partner of the General Partner’s obligations under this agreement. This guarantee is exclusively for the benefit of the Limited Partners and shall not extend to the benefit any creditor of the Partnership.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER: RAMCO-GERSHENSON PROPERTIES TRUST
By:
Dennis Gershenson, President

LIMITED PARTNERS:
[End of signature pages]